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                                                                EXHIBIT 99 (p)


                        TrUEPrS SUBSCRIPTION AGREEMENT

       THIS TrUEPrS SUBSCRIPTION AGREEMENT dated as of this 10th of September, 1998, by and between NAB Exchangeable Preferred Trust, a business trust created pursuant to the Business Trust Act of the State of Delaware (Chapter 38, Title 12, of the Delaware Code, 12 Del. C. (Sections 3801 et seq.)) (such trust and the trustees thereof acting in their capacities as such being referred to herein as the "Trust"), and ML IBK Positions, Inc. (the "Purchaser").

       THE PARTIES HEREBY AGREE AS FOLLOWS:

       1.     PURCHASE AND SALE OF THE TrUEPrS

              1.1 SALE AND ISSUANCE OF TrUEPrS. Subject to the terms and conditions of this Agreement, the Trust agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Trust, 4,000 Trust Units Exchangeable for Preference Shares-SM- ("TrUEPrS-SM-"), each representing a proportionate undivided beneficial interest in the assets of the Trust, at a purchase price of $100,000.

              1.2 CLOSING. The purchase and sale of the TrUEPrS shall take place at the offices of Brown & Wood LLP, One World Trade Center, New York, New York 10048 at 9:00 a.m., New York City time, on September 29, 1998, or at such other time ("Closing Date") and place as the Trust and the Purchaser mutually agree upon. At or after the Closing, the Trust shall deliver to the Purchaser a certificate representing the TrUEPrS purchased by the Purchaser, registered in the name of the Purchaser or its nominee. Payment for the TrUEPrS shall be made on the Closing Date by the Purchaser by bank wire transfer or by delivery of a certified or official bank check, in either case in immediately available funds, of an amount equal to the purchase price of the TrUEPrS purchased by the Purchaser.

       2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER. The Purchaser hereby represents and warrants to, and covenants for the benefit of, the Trust that:

              2.1 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made by the Trust with the Purchaser in reliance upon the Purchaser's representation to the Trust, which by the Purchaser's execution of this Agreement the Purchaser hereby confirms, that the TrUEPrS are being acquired for investment for the Purchaser's own account, and not as a nominee or agent and not with a view to the resale or distribution by the Purchaser of any of the TrUEPrS, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the TrUEPrS, in either case in violation of any securities registration requirement under applicable law, but

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-SM-Service mark of Merrill Lynch & Co., Inc.

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       subject nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. By executing this Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the TrUEPrS.

              2.2 INVESTMENT EXPERIENCE. The Purchaser acknowledges that it can bear the economic risk of the investment for an indefinite period of time and has such knowledge and experience in financial and business matters (and particularly in the business in which the Trust operates) as to be capable of evaluating the merits and risks of the investment in the TrUEPrS. The Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act").

              2.3 RESTRICTED SECURITIES. The Purchaser understands that the TrUEPrS are characterized as "restricted securities" under the United States securities laws inasmuch as they are being acquired from the Trust in a transaction not involving a public offering and that under such laws and applicable regulations such TrUEPrS may be resold without registration under the Securities Act only in certain circumstances. In this connection, the Purchaser represents that it understands the resale limitations imposed by the Securities Act and is generally familiar with the existing resale limitations imposed by Rule 144.

              2.4 FURTHER LIMITATIONS ON DISPOSITION. The Purchaser further agrees not to make any disposition directly or indirectly of all or any portion of the TrUEPrS unless and until:

                     (a) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                     (b) The Purchaser shall have furnished the Trust with an opinion of counsel, reasonably satisfactory to the Trust, that such disposition will not require registration of such TrUEPrS under the Securities Act.

              Notwithstanding the provisions of subsections (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Purchaser to any affiliate of the Purchaser, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if it were the original Purchaser hereunder.

              2.5 LEGENDS. It is understood that the certificate evidencing the TrUEPrS may bear either or both of the following legends:

                     (a) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to


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              the securities under such Act or an opinion of counsel
              reasonably satisfactory to the Trustees of NAB Exchangeable Preferred Trust that such registration is not required."

                     (b) Any legend required by the laws of any other applicable jurisdiction.


              The Purchaser and the Trust agree that the legend contained in the paragraph (a) above shall be removed at a holder's request when it is no longer necessary to ensure compliance with federal securities laws.

              2.6 ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the matters contained herein and supersedes all prior agreements or understandings. No amendment or modification of this Agreement shall be valid unless the amendment or modification is in writing and is signed by all parties to this Agreement.

              2.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

              2.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.


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       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       NAB EXCHANGEABLE PREFERRED TRUST


                                       By  /s/ Donald J. Puglisi
                                          ------------------------------
                                          Donald J. Puglisi, as Managing Trustee

                                       ML IBK POSITIONS, INC.


                                       By  /s/ Joseph S. Valenti
                                          ------------------------------
                                          Name:  Joseph S. Valenti
                                          Title:  Vice President





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